Exhibit 4.2

FORM OF GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

THIS SECURITY IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF CHITTENDEN CORPORATION. THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

CHITTENDEN CORPORATION

5.80% FIXED RATE/FLOATING RATE SUBORDINATED NOTE DUE 2017

No.	Principal Amount:
CUSIP: 170228AB6

Chittenden Corporation, a corporation duly organized and existing under the laws of Vermont (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                                               on February 14, 2017, unless previously redeemed, and to pay interest thereon as set forth below. This Security will bear interest from February 14, 2007 or from the most recent Interest Payment Date on which interest has been paid or duly provided for. From and including February 14, 2007 to but excluding February 14, 2012 (the “Fixed Rate Period”), this Security will bear interest at the rate of 5.80% per annum. During the period from and including February 14, 2012, to but excluding the date of maturity or earlier redemption date (the “Floating Rate Period”), the interest rate per annum payable on this Security will be reset quarterly on the first day of each Interest Reset Period (as defined below) to a rate, as determined by an appointed agent (the “Calculation Agent”) equal to LIBOR (as defined below), plus 0.685%. The Bank of New York Trust Company, N.A., a national banking association, will initially act as the Calculation Agent. During the Fixed Rate Period, the amount of interest payable on this Security will be computed on the basis of a 360-day year of twelve 30-day months. During the Floating Rate Period, the amount of interest for each day this Security is outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the outstanding principal amount of this Security. The amount of interest to be paid on this Security for each Interest Period (as defined below) during the Floating Rate Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

Through February 14, 2012, the Company will pay interest on this Security semi-annually in arrears on each February 14 and August 14, commencing August 14, 2007. After February 14, 2012, the Company will pay interest on this Security quarterly in arrears on each February 14, May 14, August 14, and November 14, commencing May 14, 2012. Each such payment of interest is referred to as an “Interest Payment Date” for this Security. Interest will be paid to the Person in whose name this Security (or one or more Predecessor Securities) was registered at the close of business on the 15th calendar day (whether or not a Business Day (as defined below)) preceding the related Interest Payment Date (“Regular Record Date”). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and will be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required by law or executive order to be closed in The City of New York or Boston, Massachusetts.

Except as described below for the first and last Interest Periods, on each Interest Payment Date, the Company will pay interest for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day preceding that Interest Payment Date (an “Interest Period”). The first Interest Period will begin on and include February 14, 2007 and end on and include August 13, 2007. The last Interest Period will begin on and include the Interest Payment Date immediately preceding the date of maturity or early redemption date, as applicable, and end on and include the day immediately preceding the date of maturity or early redemption date, as applicable.

In the event that an Interest Payment Date with respect to interest accruing during the Fixed Rate Period (including February 14, 2012) is not a Business Day, the Company will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any additional interest or other payment with respect to the delay. In the event that an Interest Payment Date (other than the date of maturity or earlier redemption date) with respect to interest accruing during the Floating Rate Period is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day; provided, however, if such next succeeding Business Day is in a different month, such Interest Payment Date will be the immediately preceding Business Day. If the date of maturity or early redemption date falls on a day that is not a Business Day, the payment of principal and interest, if any, will be made on the next day that is a Business Day, with the same force and effect as if made on such date of maturity or earlier redemption date, and without any additional interest or other payment with respect to the delay.

“LIBOR,” with respect to an Interest Reset Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day (as defined below) after the Determination Date (as defined below) that appears on Reuters Page LIBOR01 (as defined below) as of 11:00 A.M., London time, on the Determination Date. If Reuters Page LIBOR01 does not include this rate or is unavailable on the Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 A.M., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United Stated dollars for a three-month period beginning on the second London Bank Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for that Interest Reset Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 A.M., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for that Interest Reset Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Reset Period will be LIBOR in effect with respect to the immediately preceding Interest Reset Period or, in the case of the first Interest Reset Period, the rate per annum during the Fixed Rate Period.

“Determination Date” with respect to an Interest Reset Period will be the second London Banking Day preceding the first day of the Interest Reset Period.

“Interest Reset Period” shall mean each period, during the Floating Rate Period, commencing on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, or the date of maturity or earlier redemption date, as applicable. The first Interest Reset Period shall commence on and include February 14, 2012 and end on and exclude May 14, 2012.

“London Banking Day” is any day in which dealings in United States dollars are transacted in the London interbank market.

“Representative Amount” means a principal amount, but not less than $1,000,000, that is representative for a single transaction in the relevant market at the relevant time.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra or any successor service).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on this Security will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis.

The Calculation Agent will, upon the request of the holder of any new Security, provide the interest rate then in effect. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and holders of this Security.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in Boston, Massachusetts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

This Security is subject to redemption prior to the Stated Maturity as described on the reverse hereof.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	CHITTENDEN CORPORATION

By
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee

By:
Name:
Title:

Form of Reverse of Security.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 14, 2007 (herein called the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $125,000,000. The Company may issue additional Securities of this series, having the same terms as this Security (except for the issue date) and, if issued, such additional Securities will be part of the same series as this Security. In addition, by the terms of the Indenture, additional Securities of other separate series, which may vary as to date, amount, Stated Maturity, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount.

The Indebtedness evidenced by the Securities is, to the extent and in the manner provided in the Indenture referred to above, subordinate and subject in right of payment to the prior payment in full of the principal of (and premium, if any), and interest on all Senior Indebtedness of the Company, as defined in the Indenture, and each Holder of this Security, by accepting the same, agrees to and shall be bound by the provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination of this Security as provided in the Indenture and appoints the Trustee his or her attorney-in-fact for any and all such purposes.

The indebtedness evidenced by this Security is issued subject to the provisions of the Indenture regarding payments to creditors in respect of General Obligations (as defined in the Indenture). In particular, the Indenture provides that if upon the occurrence of certain events of bankruptcy or insolvency relating to the Company, there remains, after giving effect to the subordination provisions referred to in the preceding paragraph, any amount of cash, property or securities available for payment or distribution in respect of Securities (as defined in the Indenture, “Excess Proceeds”), and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of Securities. This paragraph shall immediately and automatically terminate, be null and void ab initio and have no further effect upon the occurrence of a Termination Event (as defined in the Indenture).

Beginning on February 14, 2012, and on any Interest Payment Date thereafter, the Company may, at its option and subject to prior regulatory approval, if required, redeem some or all of the Securities of this series at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus any accrued interest and any additional amounts then payable with respect to such redeemed Securities to but excluding the date fixed for redemption. The Holders will be notified not more than 60 days or less than 30 days before the Securities are redeemed. If only some of the Securities are redeemed, the Trustee will select the Securities to be redeemed in principal amounts of $1,000 or any integral multiple thereof in such manner as it deems appropriate and fair. Securities that have been called for redemption and with respect to which monies sufficient to pay the principal of and interest on those Securities have been made available to the Trustee shall cease to be outstanding from and after the redemption date.

The Securities of this series are not subject to any sinking fund.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and in certain circumstances, to all General Obligations, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected and, for certain purposes, without the consent of the Holders of any Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Subject to the rights of holders of Senior Indebtedness of the Company set forth in this Security and as provided in the Indenture referred to above, no reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and subsequently may not be exchanged by a Holder for Securities in denominations of less than $1,000.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered in the Security Register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.